Exhibit 99.1
Almost Family, Inc. Steve Guenthner (502) 891-1000	The Ruth Group Investor Relations Nick Laudico / Zack Kubow (646) 536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

Almost Family Receives Document Subpoena From SEC

Company Intends to Cooperate Fully with the SEC

Louisville, KY, July 1, 2010 – Almost Family, Inc. (Nasdaq: AFAM), a leading regional provider of home health nursing services, announced today that on June 30, 2010 it received a civil subpoena for documents and notice of investigation from the Securities and Exchange Commission.  The subpoena seeks documents related to the Company’s home health care services and operations, including reimbursements under the Medicare home health prospective payment system, since January 1, 2000.  The Company will supply the requested documents and cooperate fully with the SEC regarding the document request.

William Yarmuth, President and CEO of Almost Family, Inc., said, “Following an article on home health care in the April 27, 2010 edition of The Wall Street Journal, the U.S. Senate Finance Committee requested information from all of the publicly traded companies mentioned in that article.  We have been cooperating fully with the Senate Finance Committee, and we will do the same with the SEC.”

About Almost Family
Almost Family, Inc., founded in 1976, is a leading regional provider of home health nursing services, with branch locations in Florida, Kentucky, Connecticut, New Jersey, Ohio, Massachusetts, Alabama, Missouri, Illinois, Pennsylvania, and Indiana (in order of revenue significance). Almost Family, Inc. and its subsidiaries operate a Medicare-certified visiting nurse segment and a personal care segment. Altogether, Almost Family operates over 100 branch locations in 11 U.S. states.

All statements, other than statements of historical facts, included in this news release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” estimate,” “project,” anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. These forward-looking statements are based on the Company's current plans, expectations and projections about future events.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties which could cause actual results to differ materially include: regulatory approvals or third party consents may not be obtained, the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicare reimbursement for home health services and to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; changes in our relationships with referral sources; the ability of the Company to integrate acquired operations; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry; and the Company’s self-insurance risks. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's various filings with the Securities and Exchange Commission, including its filing on Form 10-K for the year ended December 31, 2009, in particular information under the headings "Special Caution Regarding Forward-Looking Statements" and “Risk Factors.” The Company undertakes no obligation to update or revise its forward-looking statements.

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